Exhibit 99.1

Mueller Industries, Inc. Declares Special Dividend on Common Stock

MEMPHIS, Tenn., January 4, 2017 -- Mueller Industries, Inc. (NYSE: MLI), announced today that its Board of Directors has authorized a special dividend on its common stock.  The special dividend will consist of $3.00 in cash and $5.00 in principal amount of the Company's 6% Subordinated Debentures due 2027 for each share of common stock.  The authorization of the special dividend is subject to the qualification of the indenture under which the Debentures will be issued under the Trust Indenture Act.

The Debentures will be subordinated to all other funded debt of the Company and will be callable, in whole or in part, at any time at the option of the Company, subject to declining call premiums during the first five years.  The Debentures will also grant each holder of the Debentures the right to require the Company to repurchase such holder's Debentures in the event of a change of control, at declining repurchase premiums during the first five years.

Further details regarding the record date, payment date and ex-dividend date will be announced in the future.  It is currently expected that the special dividend will be paid by mid-March, 2017.

The effect of the special dividend will be to decrease stockholders' equity by approximately $460 million, long-term debt will increase to approximately $500 million and $150-$175 million in cash will remain on our balance sheet.  The Company believes that this distribution of $8.00 per share will reward the Company's stockholders, while leaving the Company with balance sheet capacity to continue its strategy of investing in its core businesses to remain a low cost producer and pursuing continued growth through acquisitions.

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel and plastics.  It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea and China.  Its products include tubing, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications.  Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings.  The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," "encourage," "anticipate," "appear," and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this release.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226